EXHIBIT 3.8
                                                                     -----------



                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                            GLENWOOD ACQUISITION LLC


                  LIMITED LIABILITY COMPANY AGREEMENT (the "AGREEMENT"), dated as of April 15, 2003, by Interline Brands, Inc., a New Jersey corporation, the foregoing being the sole member (the "MEMBER") of Glenwood Acquisition LLC, a Delaware limited liability company (the "COMPANY").

                  WHEREAS, the Member desires (i) to form a Delaware limited liability company under the name "Glenwood Acquisition LLC" pursuant to the Delaware Limited Liability Company Act, Delaware Code, Title 6, Sections 18-101, ET SEQ, as in effect from time to time (the "ACT"), and (ii) to enter into this Agreement to set forth and establish its rights, duties and obligations.

                  NOW, THEREFORE, the Member, intending to be legally bound, agrees as follows:

         A. FORMATION. The Member hereby organizes a limited liability company pursuant to the Act and the provisions of this Agreement and, for that purpose, has caused a Certificate of Formation to be prepared, executed and filed with the Delaware Secretary of State on March 27, 2003.

         B. TERM. The term of the Company began upon the acceptance of the Certificate of Formation by the office of the Delaware Secretary of State. The Company shall have perpetual existence unless sooner terminated by the Member.

         C. NAME. The name of the Company shall be "Glenwood Acquisition LLC" or such other name or names as the Member may from time to time designate; PROVIDED, that the name shall always contain the words "Limited Liability Company," "L.L.C." or "LLC."

         D. PURPOSE. The Company is organized for any lawful business purpose or activity which may be conducted by a limited liability company under the Act.

         E. MANAGEMENT. The Company shall be managed and the conduct of its business will be controlled by the Member. The Company shall have such officers as the Member shall determine from time to time. The Member hereby designates William Sanford to serve as the president and chief executive officer of the Company, to serve in that capacity at the pleasure of the Member.

         F. DISTRIBUTIONS. All distributions of cash or other property, in liquidation or otherwise, shall be made by the Company to the Member.


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         G.       GOVERNING LAW; SEVERABILITY. This Agreement shall be construed in accordance with the laws of the State of Delaware. If it is determined by a court of competent jurisdiction that any provision of this Agreement is invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

                  IN WITNESS WHEREOF, the Member has caused this Agreement to be signed as of the date first above written.



                                         INTERLINE BRANDS, INC.


                                         By:  /s/ William Sanford
                                              ---------------------------------
                                              Name:  William Sanford
                                              Title: Executive Vice President
                                                     Chief Financial Officer